Exhibit 3.6(a)

ARTICLES OF ORGANIZATION

OF

ECHOSTAR ORBITAL L.L.C.

I, the undersigned natural person of the age of eighteen years or more, acting as organizer of a limited liability company under the Colorado Limited Liability Company Act (the “Act”), adopt the following Articles of Organization for such limited liability company:

ARTICLE I

The name of the limited liability company is EchoStar Orbital L.L.C. (the “Company”).

ARTICLE II

The principal place of business of the Company is 100 Inverness Terrace East, Englewood, Colorado 80112.

ARTICLE III

The street address of the initial registered office of the Company is 100 Inverness Terrace East, Englewood, Colorado 80112.

The mailing address of the initial registered office of the Company is P.O. Box 6655, Englewood, Colorado 80155. The name of the proposed initial registered agent of the Company in Colorado at that address is R. Stanton Dodge.

ARTICLE IV

The purposes for which the Company is organized and its powers are as follows:

4.1                                 To engage in the transaction of all business or pursue any other lawful purpose or purposes for which a limited liability company may be organized under Colorado law.

4.2                                 To have, enjoy, and exercise all of the rights, powers, and privileges conferred upon limited liability companies organized pursuant to Colorado law, whether now or hereafter in effect, and whether or not herein specifically mentioned.

The foregoing enumeration of purposes and powers shall not limit or restrict in any manner the transaction of other business, the pursuit of other purposes, or the exercise of other and further rights and powers that may now or hereafter be permitted to provide by law.

ARTICLE V

The management of the company is initially vested in its sole member. The number of members of the Company shall be fixed by the Operating Agreement, provided that the number of members shall not be more than ten nor less than one.

ARTICLE VI

The name and the business address of the initial member is:

EchoStar Corporation

100 Inverness Terrace East

Englewood, Colorado 80112

ARTICLE VII

The Company shall have perpetual existence.

ARTICLE VIII

The Company shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys’ fees) incurred by reason of the fact that such person is or was a manager, officer, employee or fiduciary of the Company or, while serving as manager, officer, employee, or fiduciary of the Company, such person is or was serving at the request of the Company as a manager, director, officer, partner, trustee, employee, fiduciary or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign entity or other individual or entity or of an employee benefit plan. The Company shall also indemnify any person, and the estate and personal representative of any such person, who is serving or has served the Company as manager, officer, employee, fiduciary, or agent, to the extent and in the manner provided in any article of organization, resolution of any of the Company’s members, contract, or otherwise, so long as such provision is legally permissible.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has signed and acknowledged these Articles of Organization this 15th day of March, 2010.

EchoStar Corporation
Organizer

By:	/s/ R. Stanton Dodge
Name:	R. Stanton Dodge
Title:	Executive Vice President, General Counsel and Secretary

R. STANTON DODGE hereby consents to the appointment as the initial registered agent for EchoStar Orbital L.L.C.

/s/ R. Stanton Dodge
R. Stanton Dodge
Initial Registered Agent

The (a) name or names, and (b) mailing address or addresses, of any one or more of the individuals who cause this document to be delivered for filing, and to whom the Secretary of State may deliver notice of filing of this document if refused, are: Eric P. Lentell, 9601 S. Meridian Blvd., Englewood, CO 80112.